SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT
PURSUANT TO SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 21)

PEOPLESOFT, INC.

(Name of Subject Company)

PEOPLESOFT, INC.

(Name of Person Filing Statement)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

712713106

(CUSIP Number of Class of Securities)

Craig Conway
President and Chief Executive Officer
PeopleSoft, Inc.
4460 Hacienda Drive, Pleasanton, California 94588-8618
(925) 225-3000

(Name, Address and Telephone Number of Person Authorized to Receive
Notice and Communications on Behalf of the Person Filing Statement)

COPIES TO:

Douglas D. Smith, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street
San Francisco, California 94104
(415) 393-8200

     ☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

Purpose of Amendment

     The purpose of this amendment is to amend and supplement Items 4, 6 and 8 in the Solicitation/Recommendation Statement on Schedule
14D-9 previously filed by PeopleSoft, Inc. (“PeopleSoft” or the “Company”) on June 12, 2003 and subsequently amended, and to add additional exhibits to Item 9 and amend the exhibit index accordingly.

Item 4. The Solicitation or Recommendation

Item 4 is hereby amended and supplemented as follows:

Employee Correspondence

     On March 4, 2004 a special edition of the Company’s OneVoice e-mail newsletter regarding the antitrust lawsuit filed by the Department of Justice and seven states against Oracle Corporation (the “DOJ Lawsuit”) was sent to the Company’s employees. A copy of this newsletter is attached as exhibit (a)(86) to this Schedule 14D-9 and is incorporated herein by this reference.

     On March 9, 2004, a special edition of the Company’s OneVoice e-mail newsletter regarding recent news coverage of the DOJ Lawsuit was sent to the Company’s employees. A copy of this newsletter is attached as exhibit (a)(87) to this Schedule 14D-9 and is incorporated herein by reference.

     On March 12, 2004, a special edition of the Company’s OneVoice e-mail newsletter regarding Institutional Shareholder Services’ recommendation in support of the Company’s Board of Directors and the Company’s press release announcing the recommendation was sent to the Company’s employees. A copy of this newsletter is attached as exhibit (a)(88) to this Schedule 14D-9 and is incorporated herein by reference.

Item 6. Interest in Securities of the Subject Company

     Item 6 is hereby amended and supplemented as follows:

     Except as described below and except as disclosed in the Schedule 14D-9 previously filed by the Company, as subsequently amended, no transactions with respect to the Common Stock of the Company have been effected by the Company or, to the Company’s best knowledge, by any of its executive officers, directors, affiliates or subsidiaries during the past 60 days.

			Number Shares
	Date of	Nature of	of Common
Name	Transaction	Transaction	Stock	Purchase/Sale Price
David A. Duffield	3/10/04	Disposition(1)	25,000	$19.59

(1) Pursuant to Rule 10b5-1(c) trading plan, providing for automatic transactions upon establishment of a written contract, plan or instructions under conditions specified in the Rule.

Item 8. Additional Information

     On March 10, 2004, in the U.S. District Court in San Francisco, District Judge Vaughn Walker in a preliminary hearing ruled that the DOJ Lawsuit to enjoin Oracle Corporation’s proposed acquisition of PeopleSoft will go to trial on June 7, 2004.

     On March 12, 2004, the Company announced that Institutional Shareholder Services (ISS), a proxy advisory firm, has recommended a vote “FOR” the Company’s four director nominees. A copy of the press release is attached as exhibit (a)(89) to this Schedule 14D-9 and is incorporated herein by this reference.

     On March 12, 2004, the Company issued a press release commenting on the European Commission’s issuance of a Statement of Objections to Oracle Corporation in response to its proposed acquisition of PeopleSoft. A copy of the press release is attached as exhibit (a)(90) to this Schedule 14D-9 and is incorporated herein by this reference.

Item 9. Materials to Be Filed as Exhibits

Exhibit No.	Document

(a)(1)	Press release issued by PeopleSoft on June 12, 2003 (1)
(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003) (1)
(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders (2)
(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (3)
(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing) (3)
(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing) (4)
(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (4)
(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (4)
(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(17)	Press release issued by the Connecticut Attorney General’s Office (4)
(a)(18)	Press release issued by PeopleSoft on June 20, 2003 (4)
(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)

(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing) (6)
(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing) (6)
(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing) (6)
(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing) (6)
(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing) (6)
(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing) (7)
(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing) (7)
(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing) (7)
(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (7)
(a)(49)	Press release issued by PeopleSoft on August 29, 2003 (9)
(a)(50)	Press release issued by PeopleSoft on September 4, 2003 (9)
(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (9)
(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003 (9)
(a)(53)	PeopleSoft Analyst Day Power Point presentation materials (9)
(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures (9)

(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003 (10)
(a)(56)	Order entered by the Superior Court of California, County of Alameda (11)
(a)(57)	Press release issued by PeopleSoft on November 17, 2003 (12)
(a)(58)	Press release issued by PeopleSoft on December 2, 2003 (13)
(a)(59)	Second Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (14)
(a)(60)	Text of background information provided to PeopleSoft sales force to respond to customer inquiries following Oracle statements of November 24, 2003 (15)
(a)(61)	Press release issued by PeopleSoft on December 19, 2003 (16)
(a)(62)	Press release issued by PeopleSoft on January 12, 2004 (16)
(a)(63)	E-mail sent to PeopleSoft employees (17)
(a)(64)	Letter to the Wall Street Journal dated January 22, 2004 (17)
(a)(65)	Press release issued by PeopleSoft on January 24, 2004 (17)
(a)(66)	Press release issued by PeopleSoft on January 30, 2004 (17)
(a)(67)	Excerpts from transcript of conference call held by PeopleSoft on January 29, 2004 (17)
(a)(68)	Order entered by the Superior Court of California, County of Alameda (17)
(a)(69)	Oracle and Pepper Acquisition Corp. Notice of Demurrer and Demurrer (17)
(a)(70)	Oracle and Pepper Acquisition Corp. Notice of Motion to Strike and Motion to Strike (17)
(a)(71)	Advertisement placed by PeopleSoft on February 3, 2004 (17)
(a)(72)	Press release issued by PeopleSoft on February 4, 2004 (18)
(a)(73)	Message sent to PeopleSoft employees (18)
(a)(74)	Press release issued by PeopleSoft on February 9, 2004 (19)
(a)(75)	Letter to employees dated February 9, 2004 (19)
(a)(76)	Letter to customers dated February 9, 2004 (19)
(a)(77)	E-mail sent to PeopleSoft employees on February 25, 2004 (20)
(a)(78)	E-mail sent to PeopleSoft employees on February 27, 2004 (20)
(a)(79)	Investor presentation materials (20)
(a)(80)	Press release issued by PeopleSoft on February 10, 2004 (20)
(a)(81)	Press release issued by U.S. Department of Justice on February 26, 2004 (20)
(a)(82)	Press release issued by PeopleSoft on February 26, 2004 (20)
(a)(83)	Order entered by the Superior Court of California, County of Alameda, overruling Defendants’ Demurrer to Plaintiffs’ Second Amended Complaint (20)
(a)(84)	Order entered by the Superior Court of California, County of Alameda, denying Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint (20)
(a)(85)	Letter to stockholders dated March 3, 2004 (20)
(a)(86)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 4, 2004
(a)(87)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 9, 2004
(a)(88)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 12, 2004
(a)(89)	Press release issued by PeopleSoft on March 12, 2004
(a)(90)	Press release issued by PeopleSoft on March 12, 2004
(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders (1)
(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999) (1)
(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001) (1)
(e)(4)	Executive Severance Policy – Executive Vice Presidents, effective as of January 1, 2003 (8)
(e)(5)	Executive Severance Policy – Senior Vice Presidents, effective as of January 1, 2003 (8)
(e)(6)	Terms of Customer Assurance Program (revised) (10)
(e)(6)(i)	Terms of Customer Assurance Program (replacement version) + (11)
(e)(7)	Form of letter sent to customers (11)
(e)(8)	Terms of Customer Assurance Program (11)
(e)(9)	Amendment No. 1 to the Bylaws of PeopleSoft (11)
(e)(10)	Terms of Customer Assurance Program (extension term) (12)
(e)(11)	Employment Agreement, dated January 30, 2004, by and between Craig Conway and PeopleSoft, Inc. (17)

(1)	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

(2)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

(3)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

(4)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

(5)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

(6)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

(7)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

(8)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

(9)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

(10)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 9 to Schedule 14D-9 filed with the SEC October 27, 2003.

+	This exhibit replaces and supersedes exhibit (e)(6), which previously was filed in error.

(11)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 11 to Schedule 14D-9 filed with the SEC November 17, 2003.

(12)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 12 to Schedule 14D-9 filed with the SEC November 19, 2003.

(13)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 13 to Schedule 14D-9 filed with the SEC December 5, 2003.

(14)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 14 to Schedule 14D-9 filed with the SEC December 15, 2003.

(15)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 15 to Schedule 14D-9 filed with the SEC December 19, 2003.

(16)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 16 to Schedule 14D-9 filed with the SEC January 13, 2004.

(17)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 17 to Schedule 14D-9 filed with the SEC February 3, 2004.

(18)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 18 to Schedule 14D-9 filed with the SEC February 4, 2004.

(19)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 19 to Schedule 14D-9 filed with the SEC February 9, 2004.

(20)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 20 to Schedule 14D-9 filed with the SEC March 4, 2004.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

PEOPLESOFT, INC.

	By:	/s/ KEVIN T. PARKER

Kevin T. Parker Executive Vice President Finance and Administration, Chief Financial Officer (Principal Financial and Accounting Officer)

Date: March 12, 2004

Exhibit No.	Document

(a)(1)	Press release issued by PeopleSoft on June 12, 2003 (1)
(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003) (1)
(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders (2)
(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (3)
(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing) (3)
(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing) (4)
(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (4)
(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (4)
(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(17)	Press release issued by the Connecticut Attorney General’s Office (4)
(a)(18)	Press release issued by PeopleSoft on June 20, 2003 (4)
(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25,

2003 425 filing) (5)
(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing) (6)
(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing) (6)
(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing) (6)
(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing) (6)
(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing) (6)
(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing) (7)
(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing) (7)
(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing) (7)
(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (7)
(a)(49)	Press release issued by PeopleSoft on August 29, 2003 (9)
(a)(50)	Press release issued by PeopleSoft on September 4, 2003 (9)
(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (9)
(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003 (9)
(a)(53)	PeopleSoft Analyst Day Power Point presentation materials (9)
(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures (9)
(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003 (10)

(a)(56)	Order entered by the Superior Court of California, County of Alameda (11)
(a)(57)	Press release issued by PeopleSoft on November 17, 2003 (12)
(a)(58)	Press release issued by PeopleSoft on December 2, 2003 (13)
(a)(59)	Second Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (14)
(a)(60)	Text of background information provided to PeopleSoft sales force to respond to customer inquiries following Oracle statements of November 24, 2003 (15)
(a)(61)	Press release issued by PeopleSoft on December 19, 2003 (16)
(a)(62)	Press release issued by PeopleSoft on January 12, 2004 (16)
(a)(63)	E-mail sent to PeopleSoft employees (17)
(a)(64)	Letter to the Wall Street Journal dated January 22, 2004 (17)
(a)(65)	Press release issued by PeopleSoft on January 24, 2004 (17)
(a)(66)	Press release issued by PeopleSoft on January 30, 2004 (17)
(a)(67)	Excerpts from transcript of conference call held by PeopleSoft on January 29, 2004 (17)
(a)(68)	Order entered by the Superior Court of California, County of Alameda (17)
(a)(69)	Oracle and Pepper Acquisition Corp. Notice of Demurrer and Demurrer (17)
(a)(70)	Oracle and Pepper Acquisition Corp. Notice of Motion to Strike and Motion to Strike (17)
(a)(71)	Advertisement placed by PeopleSoft on February 3, 2004 (17)
(a)(72)	Press release issued by PeopleSoft on February 4, 2004 (18)
(a)(73)	Message sent to PeopleSoft employees (18)
(a)(74)	Press release issued by PeopleSoft on February 9, 2004 (19)
(a)(75)	Letter to employees dated February 9, 2004 (19)
(a)(76)	Letter to customers dated February 9, 2004 (19)
(a)(77)	E-mail sent to PeopleSoft employees on February 25, 2004 (20)
(a)(78)	E-mail sent to PeopleSoft employees on February 27, 2004 (20)
(a)(79)	Investor presentation materials (20)
(a)(80)	Press release issued by PeopleSoft on February 10, 2004 (20)
(a)(81)	Press release issued by U.S. Department of Justice on February 26, 2004 (20)
(a)(82)	Press release issued by PeopleSoft on February 26, 2004 (20)
(a)(83)	Order entered by the Superior Court of California, County of Alameda, overruling Defendants’ Demurrer to Plaintiffs’ Second Amended Complaint (20)
(a)(84)	Order entered by the Superior Court of California, County of Alameda, denying Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint (20)
(a)(85)	Letter to stockholders dated March 3, 2004 (20)
(a)(86)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 4, 2004
(a)(87)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 9, 2004
(a)(88)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 12, 2004
(a)(89)	Press release issued by PeopleSoft on March 12, 2004
(a)(90)	Press release issued by PeopleSoft on March 12, 2004
(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders (1)
(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999) (1)
(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001) (1)
(e)(4)	Executive Severance Policy – Executive Vice Presidents, effective as of January 1, 2003 (8)
(e)(5)	Executive Severance Policy – Senior Vice Presidents, effective as of January 1, 2003 (8)
(e)(6)	Terms of Customer Assurance Program (revised) (10)
(e)(6)(i)	Terms of Customer Assurance Program (replacement version) + (11)
(e)(7)	Form of letter sent to customers (11)
(e)(8)	Terms of Customer Assurance Program (11)
(e)(9)	Amendment No. 1 to the Bylaws of PeopleSoft (11)
(e)(10)	Terms of Customer Assurance Program (extension term) (12)
(e)(11)	Employment Agreement, dated January 30, 2004, by and between Craig Conway and PeopleSoft, Inc. (17)

(1)	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

(2)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

(3)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

(4)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

(5)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

(6)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

(7)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

(8)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

(9)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

(10)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 9 to Schedule 14D-9 filed with the SEC October 27, 2003.

+	This exhibit replaces and supersedes exhibit (e)(6), which previously was filed in error.

(11)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 11 to Schedule 14D-9 filed with the SEC November 17, 2003.

(12)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 12 to Schedule 14D-9 filed with the SEC November 19, 2003.

(13)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 13 to Schedule 14D-9 filed with the SEC December 5, 2003.

(14)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 14 to Schedule 14D-9 filed with the SEC December 15, 2003.

(15)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 15 to Schedule 14D-9 filed with the SEC December 19, 2003.

(16)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 16 to Schedule 14D-9 filed with the SEC January 13, 2004.

(17)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 17 to Schedule 14D-9 filed with the SEC February 3, 2004.

(18)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 18 to Schedule 14D-9 filed with the SEC February 4, 2004.

(19)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 19 to Schedule 14D-9 filed with the SEC February 9, 2004.

(20)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 20 to Schedule 14D-9 filed with the SEC March 4, 2004.